EXHIBIT 99.1

Zoom Technologies Reports Results for the Third Quarter of 2008

Boston, MA, October 29, 2008 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $3.9 million for its third quarter ended September 30, 2008, down 30.4% from $5.6 million for the third quarter of 2007. Zoom reported a net loss of $1.0 million or $0.53 per share for Q3 2008 compared to a net loss of $0.6 million or $0.33 per share for Q3 2007.

Gross profit was $0.7 million or 19.3% of net sales in Q3 2008, down from $1.3 million or 23.2% of net sales in Q3 2007. The decrease in gross profit was primarily due to the reduction in sales, primarily outside the US, partially offset by a decrease in variable manufacturing cost.

Operating expense was $1.8 million or 46.0% of net sales in Q3 2008 versus $2.0 million or 36.4% of net sales in Q3 2007. Operating expense in Q3 2008 was lower than Q3 2007 primarily due to lower variable selling expense.

Zoom reported net sales of $11.5 million for the first nine months of 2008 compared to $14.7 million for the first nine months of 2007, a reduction of 21.5%. Gross profit was $2.4 million or 20.7% of net sales for the first nine months of 2008, down from $2.9 million or 19.6% of net sales for the first nine months of 2007. Operating expense was $5.4 million or 46.8% of net sales for the first nine months of 2008 versus $6.0 million or 41.1% on net sales for the first nine months of 2007. Other income for the first nine months of 2007 compared to the first nine months of 2008 dropped by $0.2 million due to reduced interest income and increased foreign exchange loss. The net loss for the first nine months of both 2008 and 2007 was $2.7 million, as the reduction in operating expense offset the reduction of gross profit plus other income.

Zoom’s cash balance on September 30, 2008 was $2.1 million, down from $3.6 million on December 31, 2007. This cash reduction of $1.5 million was primarily due to Zoom’s loss of $2.7 million in the nine-month period, a $0.2 million reduction in accounts payable and accrued expense, and a $0.3 million investment in RedMoon Inc., partially offset by a $1.4 million decrease in inventory and a $0.4 million decrease in accounts receivable. Zoom’s current ratio was 3.1 on September 30, 2008. Zoom has no long-term debt.

“During the quarter our North American sales were down 13%, while sales in other markets were down a very disappointing 55%,” said Frank Manning, Zoom’s President and CEO. “Zoom’s second largest market, the UK, generates revenues in British pounds; and the pound’s drop of 11%, as measured in US dollars, added about $0.1 million to Zoom’s loss for Q3 2008. Zoom did not lose significant customers during the quarter, but we are experiencing disappointing sales with one big customer in the UK and with some of our international distributors. These challenges are exacerbated by the strength of the US dollar, which tends to reduce our revenues and margins. We hope that new product introductions during Q4 2008, including new Global Village services and our new ADSL wireless-G router with built-in VoIP, will be successful. Meanwhile Zoom continues to try to cut costs and to explore strategic alternatives.”

Zoom has scheduled a conference call at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made within the United States and (706) 643-5255 for calls made from outside the United States. The conference ID is 70530961. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q3, and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s new products and exploration of strategic alternatives Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; uncertainty regarding Zoom’s ability to maintain listing on the Nasdaq Capital Market; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	9/30/08	12/31/07
ASSETS

Current assets:

Cash	$2,144	$3,648
Accounts receivable, net	1,700	2,129
Inventories	3,099	4,452
Prepaid expenses and other	203	336

Total current assets	7,146	10,565

Property and equipment, net	122	172

Investment	1,504	1,179

Total assets	$8,772	$11,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,749	$2,079
Accrued expenses	517	415
Deferred gain on sale of real estate - current portion	53	341

Total current liabilities	2,319	2,835

Deferred gain on sale of real estate - long-term portion	-	-

Total liabilities	2,319	2,835

Stockholders’ equity:

Common stock and additional paid-in capital	31,775	31,601
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	534	587
Retained earnings (accumulated deficit)	(25,849)	(23,100)

Total stockholders’ equity	6,453	9,081

Total liabilities & stockholders’ equity	$8,772	$11,916

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07

Net sales	$3,885	$5,580	$11,527	$14,676
Cost of goods sold	3,136	4,287	9,136	11,792

Gross profit	749	1,293	2,391	2,884

Operating expenses:
Selling	749	979	2,311	2,751
General and administrative	620	617	1,757	1,863
Research and development	419	434	1,322	1,416
Total Operating Expenses	1,788	2,030	5,390	6,030

Operating profit (loss) before building sale	(1,039)	(737)	(2,999)	(3,146)

Gain on sale of real estate	96	96	288	288

Operating profit (loss)	(943)	(641)	(2,711)	(2,858)

Other income (expense), net	(50)	28	(37)	156

Income (loss) before income taxes	(993)	(613)	(2,748)	(2,702)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(993)	$(613)	$(2,748)	$(2,702)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.53)	$(0.33)	$(1.47)	$(1.45)

Weighted average number of shares outstanding:

Basis and Diluted	1,869	1,869	1,869	1,869